EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDER MEETING

Eau Claire, Wisconsin (May 17, 2017) – The shareholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Randy Lieble and Joseph G. Stienessen to new three-year terms as directors at the May 16, 2017, annual stockholders meeting. The shareholders also ratified the adoption of a new incentive plan; the appointment of BDO USA, LLP, as the Company's registered public accounting firm for the year ending December 31, 2017; the compensation of the company’s executives in a non-binding advisory vote; and the timing of future non-binding votes on executive compensation to once every three years. In addition, during the meeting, the 2017 new Housewares/Small Appliance products and the Rusoh™ Eliminator™ extinguisher were shown to the shareholders.

The new products included two exclusive small appliances to enable differentiation at retail: a 20” griddle and a hot air popper that pops 1/3 cup of regular or gourmet corn with virtually no unpopped kernels.

Two non-electric housewares products were shown. The first was a new clock/timer that features a clock, three event count-up and count-down timers, an easel stand with a magnetic back, and a white dry erase board with marker for reminders, messages, and notes. The clock/timer uses standard AAA batteries that are included with the product at the time of sale. The second non-electric product was a microwave multi-cooker that pops corn and cooks bacon, ramen, macaroni and cheese, and soup. The multi-cooker is made of silicone that collapses for convenient storage. The product comes with a bacon rack, chopsticks for consuming ramen, and a special cover/strainer. The cover/strainer functions as a spatter shield when cooking bacon and as a strainer when draining the water from macaroni. All parts can be stored in the collapsed base. Both cover and bowl are fully immersible and dishwasher safe.

A 4.2-quart air fryer was shown as well. The product features a unique rectangular shape that enables the user to prepare more food using a smaller footprint. Air fryers are popular with dieters, as they bake rather than fry food. They are also used as convection ovens for baking frozen snack foods and rolls, making homemade cookies, cakes, and pies, and even roasting and grilling meat and vegetables. The new PRESTO® air fryer is laden with features, which include an adjustable thermostat, a sixty-minute timer with automatic shutoff, cord storage, and a removable pan and basket that are fully immersible for easy cleaning.

The two Nomad™ slow cookers in six- and eight-quart sizes received a particularly warm reception. Each produces a generous, slow-cooked meal or side dish, and each is easy to clean—the hinged cover and the cooking pot are removable and fully immersible. Additional features like a see-through glass lid, a white dry erase board and marker (enabling the host to identify the food inside), and cord storage make these slow cookers ideal for buffets. The slow cookers are also perfect for tailgating or picnics. The outer housing of each cooker is not only cool-touch, but also looks like and offers the benefits of a picnic cooler. Those benefits include a swing-up handle that enables one-handed transport, a rugged, wide-profile base that minimizes the possibility of tip-over, and a locking seal that assures spill-proof transportation in the unlikely event the product is tipped. An onboard, removable spoon rest provides a handy means to carry and store the serving utensil.

The final Housewares/Small Electric product shown was an indoor electric turkey fryer. Large indoor turkey fryers have been a popular offering in the market for years. Recently, UL, in response to safety

EXHIBIT 99.1

concerns, modified its standards for household products, effectively removing these fryers from the market by reducing the maximum oil allowed to 5 liters and the maximum weight lifted to 15-pounds. The Company has designed an indoor turkey fryer that nonetheless meets these stringent requirements. The fryer cooks up to a 15-pound, frozen-weight turkey in about 60 minutes. A motorized rotisserie continually rotates the turkey in and out of the oil for perfect, even browning. An 1800-watt immersion element provides quick preheating and fast oil temperature recovery, while the special cover acts as a spatter shield. A capacious basket is provided enabling the product to double as a traditional deep fryer for chicken, fish, fries and more, and as a steamer or boiler for vegetables and seafood. The fryer‘s thermostat is adjustable, providing a variety of cooking temperatures. The element and cooking pot remove for easy cleaning.

The Rusoh™ Eliminator™ fire extinguisher is the first fire extinguisher that can be serviced as well as reloaded by the user. It is listed with Underwriters Laboratories with a classification of 3-A: 40-B: C. It is also listed under California’s Building Materials Listing Program. Additional features include a non-pressurized, rugged, engineered polymer-construction; universal design for left or right-handed users; a high efficiency and ergonomically designed valve/nozzle assembly; a luminescent hose clip that glows in the dark during power outages, and the Rusoh™ fluffing wheel. The Rusoh™ wheel enables the user to fluff the chemical agent at any time. Fluffing assures that the powder is free flowing and in the optimal condition to put out a fire.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment, operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.